Exhibit 99.11

           Form F-2 Annual Report Under Section 13 of the Securities
                              Exchange Act of 1934

                  For the fiscal year ended December 31, 1996
                          FDIC Certificate No. 33368-9

                 Exact name of bank as specified in its charter
                              Carolina State Bank
                                 North Carolina

                 I.R.S. Employer Identification No. 56-1679239

                          Address of principal office
                           316 South Lafayette Street
                             Shelby, North Carolina
                                     28150

                     Bank's telephone number (704) 480-4444
             Securities registered under section 12(g) of the Act:
                         Common Stock, $4.50 par value

     Indicate by check mark if disclosure of delinquent filers pursuant to item 10 is not contained herein, and will not be contained, to the best of bank's knowledge, in definitive proxy or information statements incorporated by reference in part III of this Form F-2 or any amendment of this Form F-2
(X)

     Indicate by check mark whether the bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES (X)

     State the aggregate market value of the voting stock held by nonaffiliates of the registrant. The aggregate market value shall be computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within 60 days prior to the date of filing.--$15.00

     Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date.-- 1,066,022

     Indicate by check if the bank, as a "small business issuer" as defined under 17 CFR 240. 12b-2, is providing alternative disclosures as permitted for small business issuers in this Form F-2. (X)

                      Documents Incorporated by Reference

1. Portions of the Bank's 1996 Annual Report to shareholders are incorporated by reference into Part II.

2. Portions of the Bank's 1996 Proxy Statement are incorporated by reference into Parts I and III.

PART I

ITEM 1 - BUSINESS

Carolina State Bank began business on April 5, 1991, with locations in Shelby and Kings Mountain, North Carolina. The Bank was chartered as a state bank. The total number of shares of stock outstanding on December 31, 1996 is 1,066,022.

The Bank was started with the purpose of serving the small and medium-sized business communities and the professional markets. Since opening the initial offices in Shelby and Kings Mountain, North Carolina, the Bank acquired the deposits and building of the Forest City, North Carolina office of Southeastern Savings Bank from the RTC on September 20, 1991. The Bank purchased an Old Stone office in Boiling Springs, North Carolina on April 22, 1994 and a BB&T office on
S. Dekalb in Shelby on May 6, 1994. The branch in Shelby on Dekalb Street was closed on November 28, 1994 and consolidated into the Shelby Main office.

The Bank is a full service bank. Functions include checking, savings and time deposit account services as well as a full service loan department. Loans made include commercial, real estate, home improvement, home equity, personal, automobile and other retail loans. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

The Bank had 13,712 accounts and 6,223 loan accounts on December 31, 1996.

The Bank presently has 57 full time equivalent employees.

The Bank does not hold any patents, trademarks, licenses, franchises or concessions material to its operations. The Bank does not engage in any material research activity related to the development of new services for the improvement of existing bank services.

COMPETITION

The market in which the Bank operates is extremely competitive being served by many of the larger statewide banking institutions, numerous savings and loan associations and a strong credit union segment. Presently, there are two community banks in Cleveland and Rutherford Counties. The economy is driven by the wide diversity of industry in Cleveland and Rutherford Counties. The growth of the economy will be slow but is expected to be steady.

The Bank offers numerous services which are available to our customers with the major ones being commercial loans, consumer loans, mortgage loans and a full range of deposit services.

The Bank spends a limited amount of funds on both advertising and research activities within the marketplace. However, we have differentiated ourselves by offering a very high quality of service being dispensed by experienced bankers. We feel the combination of high quality service from experienced bankers who are not moved from branch to branch gives us a significant competitive advantage, particularly over the much larger statewide oriented institutions which do not have the flexibility in their decision-making process and for the most part move their management personnel around on a consistent basis.

The Bank's wholly-owned subsidiary CSB Financial Corporation was formed in 1992. This company was formed to sell insurance and tax advantage products.

The Bank and its subsidiary do not engage in foreign operations or derive any revenue from foreign operations.

ITEM 2 - PROPERTIES

Forest City     -  The bank acquired a standard banking facility
                   of approximately 3,360 square feet on September 20, 1991.

Kings Mountain  -  The bank built a standard banking facility of approximately
                   3,311 square feet and opened on April 5, 1991.

Shelby          -  The bank built a standard banking facility of approximately
                   10,778 square feet and opened on April 5, 1991.

Boiling Springs -  The bank acquired a standard banking facility of approximately 1,800 square feet on April 22, 1994.

ITEM 3 - LEGAL PROCEEDING

There are no material pending legal proceedings other than ordinary routine litigation incidental to the business of the Bank, to which the Bank is a party or of which any of their properties is the subject.

ITEM 4 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by Item 4 is incorporated here by reference to the material contained in the Bank's 1996 Proxy Statement.

ITEM 5 - MARKET FOR THE BANK'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

The Bank's common stock is traded over the counter by two regional brokerage firms. Stock trades are very limited. Shares of stock were traded during 1996 between $12 and $15 per share. During 1995, the trading range was $11 to $12 per share.

The number of shareholders at December 31, 1992 was 1,112.

There have been no dividends paid on the bank's common stock since it's issuance.

ITEM 6 - SELECTED FINANCIAL INFORMATION

in thousands except per share amounts

Statement of Income Data:
December 31,                        1996          1995          1994          1993           1992
Total Interest Income             $ 10,338      $  8,741      $  5,841      $  4,207      $  2,471
Total Interest Expense               5,541         4,626         2,717         2,049         1,350
                                  ----------------------------------------------------------------
Net Interest Income                  4,797         4,115         3,124         2,158         1,121
                                  ----------------------------------------------------------------
Provision for Loan Losses              620           526           266           299           346
                                  ----------------------------------------------------------------
Net Interest Income after
  Prov Loan Loss                     4,177         3,589         2,858         1,859           775
                                  ----------------------------------------------------------------

Other Income                         1,000           886           802           387           267
Other Expense                        3,280         3,493         3,152         2,244         1,841
                                  ----------------------------------------------------------------
Income before Income
  Tax (Benefit)                      1,897           982           508             2          (799)
                                  ----------------------------------------------------------------
Income Tax (Benefit)                   681          (319)
Net Income                        $  1,216      $  1,301      $    508      $      2         ($799)
                                  ----------------------------------------------------------------
Net Income (loss) per share       $   1.14      $   1.53      $   0.61      $   0.00        ($1.26)
                                  ================================================================

Balance Sheet Data:

Assets                            $133,401      $117,095      $ 89,083      $ 62,875      $ 44,759
Net Loan                            94,636        80,874        62,881        44,192        28,930
Deposits                           114,641       100,378        78,165        57,128        39,549
Stockholder's Equity                12,312        11,148         6,916         4,851         4,845

ITEM 7 - MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The information required by Item 7 is incorporated herein by reference to the material contained in the Bank's 1996 annual report to shareholders.

ITEM 8 - FINANCIAL STATEMENT AND SUPPLEMENTARY DATA

     The information required by Item 8 is incorporated herein by reference to the material contained in the Bank's 1996 annual report to shareholders.

PART III.

ITEM 9 - DIRECTORS PRINCIPAL OFFICERS OF THE BANK

     The information required by Item 9 is incorporated herein by reference from the material contained in the Bank's 1996 Proxy Statement.

ITEM 10 - MANAGEMENT COMPENSATION AND TRANSACTIONS

     The information required by Item 10 is incorporated herein by reference from the material contained in the Bank's 1996 Proxy Statement.

PART IV.

ITEM 11 - EXHIBITS

     Annual Reports

     Proxy Statement

SIGNATURES

     Pursuant to the requirements of sections 13 of the Securities Exchange Act of 1934, the bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Carolina State Bank


By /s/ John J. Godbold, Jr.
----------------------------------------
John J. Godbold, Jr. President and Chief Executive Officer
Date March 18, 1997


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Robert J. Jurek
----------------------------------------
Robert J. Jurek, Senior Vice President and Chief Financial Officer Date March 18, 1997


                               ******************

/s/ Larry D. Hamrick
----------------------------------------
Larry D. Hamrick, Sr., Director
(Date) March 18, 1997


/s/ Joe B. Godfrey
----------------------------------------
Joe B. Godfrey, Director
(Date) March 18, 1997


/s/ Charles W. Rhoden, Jr.
----------------------------------------
Charles W. Rhoden, Jr., Director
(Date) March 18, 1997


/s/ Dennis A. Beam, Jr.
----------------------------------------
Dennis A. Beam, Jr., Director
(Date) March 18, 1997


/s/ Charles F. Mauney
----------------------------------------
Charles F. Mauney, Director
(Date) March 18, 1997

(logo) Carolina State Bank

1996 Annual Report

A Message To Our Shareholders

(Photo of Charles F. Harry, III and John J. Godbold, Jr. appears here)

         1996 was a year that your Bank began maturing as a solid income producing Community Bank. While our net income was actually a little less in 1996 versus 1995, ($1,216,100 versus $1,301,309), our pre-tax income was almost double ($1,897,100 in 1996 versus $982,309 in 1995). In 1996 our income was subject to income taxes and in 1995 our income was not fully subject to taxes due to tax loss carryovers. This resulted in an income tax benefit (income) of $319,000 in 1995 compared to an income tax provision (expense) of $681,000 in 1996. The 1996 earnings represent a 10.31% return on equity and a .97% return on average assets.
         The Banks assets increased $16,306,029 to $133,401,292, deposits increased $14,262,464 to $114,640,708 and loans increased $13,962,370 to
$96,036,284, which represents a 14%, 14% and 17% increase, respectively. The loan increase is especially beneficial since loan proceeds are invested back into the communities we serve, and the yield on the loans drive our profits.
         The allowance for loan losses was increased by $200,000 to $1,400,000 which represents 1.46% of total loans outstanding. We feel the allowance for loan losses is adequate to take care of any down turn in our economy.
         We express a deep appreciation for the hard work of our Employees, Advisory Boards, and Board of Directors for helping us accomplish these positive results in just five years and nine months since opening in April of 1991.
         Much of the management and Board of Director's energy in 1996 was directed to the Bank of Granite merger proposal which was called off. We have refocused our efforts to the business at hand of being "The Best Bank A Bank Can Be".
         The future is bright for your Bank. Thank you for your Support. Please continue to recommend your Bank to your relatives and friends.

Sincerely,

/s/ Charles F. Harry, III             /s/ John J. Godbold, Jr.
Charles F. Harry,III                      John J. Godbold,Jr.

(logo) Financial Highlights

INCOME STATEMENT DATA:                1996         1995           1994        1993        1992

Income (loss) before taxes          $1,897,100    $  982,309      $507,632    $2,334     ($798,606)
Income taxes (benefit), net            681,000      (319,000)
Net income (loss) after taxes        1,216,100     1,301,309       507,632     2,334      (798,606)
Net income (loss) per share              $1.14         $1.53         $0.61     $0.00        ($1.26)

YEAR END BALANCE SHEET DATA:

Total assets                      $133,401,292  $117,095,263   $89,083,085  $62,874,866 $44,758,949
Total loans                         96,036,284    82,073,914    63,805,717   44,897,682  29,334,461
Allowance for loan losses            1,400,000     1,200,000       925,000      705,435     404,000
Total deposit                      114,640,708   100,378,244    78,165,255   57,127,711  39,549,327
Total shareholders equity           12,312,269    11,147,628     6,915,996    4,851,160   4,844,976
Book value per share                    $11.55        $10.46         $8.34        $7.68       $7.67

RATIOS:

Return on assets                         0.97%         1.19%         0.65%        0.00%      (1.21%)
Return on equity                        10.31%        15.92%         7.55%        0.00%      (6.40%)
Equity to assets                         9.23%         9.52%         7.76%        7.72%      10.82%
Allowance for loan losses to total
  loans                                  1.46%         1.46%         1.45%        1.57%       1.38%

Office Locations





(Map of Office Locations appears here)

                                       (logo)

Income (loss) before taxes ($) thousands
1992    (798)
1993       2
1994     507
1995     982
1996   1,897

Net income (loss) after taxes ($) thousands

1992    (798)
1993       2
1994     507
1995   1,301
1996   1,216


Loans ($) Millions

1992      29.3
1993      44.9
1994      63.9
1995      82.1
1996      96.0



Deposits ($) Millions

1992       39.5
1993       57.1
1994       78.2
1995      100.4
1996      114.6

Assets ($) Millions

1992       44.8
1993       62.9
1994       89.1
1995      117.1
1996      133.4

(logo)


      (This page intentionally left blank).

REPORT OF INDEPENDENT ACCOUNTANTS





The Shareholders and the Board of Directors of Carolina State Bank:



We have audited the accompanying consolidated balance sheets of Carolina State Bank and subsidiary (the "Bank") as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Carolina State Bank and subsidiary at December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.









/s/ Coopers & Lybrand L.L.P.


Charlotte, North Carolina

January 17, 1997

                       CAROLINA STATE BANK AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1996 and 1995

                                     ------





         ASSETS                                     1996            1995



Cash and due from banks                   $    3,217,148     $    2,490,955

Federal funds sold                             4,510,000            670,000

Interest bearing deposits with other
financial institutions                             4,537            105,344

Securities available for sale                 11,543,627         18,894,169

Securities held to maturity, market value
    of $13,979,000 in 1996 and $9,015,000
    in 1995                                   13,940,363          8,959,242

Loans                                         96,036,284         82,073,914

Less, allowance for loan losses                1,400,000          1,200,000
                                              ----------         ----------
            Net loans                         94,636,284         80,873,914

Premises and equipment, net                    2,568,815          2,421,696

Other assets                                   2,980,518          2,679,943
                                             -----------       ------------
                                            $133,401,292       $117,095,263
                                             ===========       ============


                      LIABILITIES AND SHAREHOLDERS' EQUITY



Deposits:

     Noninterest-bearing                  $    8,297,300     $    6,520,793

     Money market and NOW accounts            19,605,569         17,697,686

     Savings                                   6,169,885          6,203,640

     Time, $100,000 and over                  17,918,794         11,109,283

     Other time                               62,649,160         58,846,842
                                             ----------         -----------

                  Total deposits             114,640,708        100,378,244

Securities sold under agreements to repurchase   634,467          1,452,403

Other borrowings                               5,000,000          3,000,000

Other liabilities                                813,848          1,116,988
                                             ----------         -----------

                  Total liabilities          121,089,023        105,947,635
                                             ----------         -----------

Commitments and contingencies (Notes 3 and 7)

Shareholders' equity:

    Common stock, $4.50 par value; 10,000,000
        shares authorized; 1,066,022 and
        1,065,822 shares issued and
        outstanding at December 31,
        1996 and 1995, respectively            4,797,099          4,796,199

    Surplus                                    6,220,202          6,218,902

    Retained earnings                          1,276,886             60,786

    Unrealized gain on securities
available for sale, net of taxes                  18,082             71,741
                                              ----------         -----------

     Total shareholders' equity               12,312,269         11,147,628
                                              ----------         -----------

                                            $133,401,292       $117,095,263
                                            ===========        ============


The accompanying notes are an integral part of the consolidated financial statements.

                       CAROLINA STATE BANK AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              for the years ended December 31, 1996, 1995 and 1994

                                     ------



                                                           1996            1995          1994



Interest income:

         Interest and fees on loans                      $  8,691,676     $7,263,707     $4,879,684

         Interest on securities, taxable                    1,549,090      1,315,318        887,031

         Interest on federal funds sold                        94,909        156,799         66,847

         Interest on time deposits with other
              financial institutions                            1,868          5,023          7,731
                                                          -----------      ---------      ---------
                               Total interest income       10,337,543      8,740,847      5,841,293
                                                          -----------      ---------      ---------

Interest expense:

         Time of deposit of $100,000 or more                  933,589        527,810        166,230

         Other deposits                                     4,307,296      3,868,746      2,507,941

         Repurchase agreements                                 27,056         21,899         17,946

         Federal funds purchased                               10,151          5,250          6,262

         Other borrowings                                     262,611        202,729         18,844
                                                          -----------      ---------      ---------

                              Total interest expense        5,540,703      4,626,434      2,717,223
                                                          -----------      ---------      ---------

Net interest income                                         4,796,840      4,114,413      3,124,070

Provision for loan losses                                     619,757        526,057        266,478
                                                          -----------      ---------      ---------

Net interest income after provision for loan losses         4,177,083      3,588,356      2,857,592
                                                          -----------      ---------      ---------

Noninterest income:

           Service charges on deposit accounts                576,865        489,773        411,166

           Other service fees and commissions                 204,146        152,092        105,576

           Securities losses                                       -         (21,160)            -

           Other                                              218,736        265,593        285,567
                                                          -----------      ---------      ---------

                            Total noninterest income          999,747        886,298        802,309
                                                          -----------      ---------      ---------

Noninterest expense:

          Salaries, wages and employee benefits             1,581,478       1,566,667     1,361,937

          Occupancy expenses                                  228,141         199,948       200,973

          Equipment rentals, depreciation and
                  maintenance                                 227,951         457,282       440,464

          Professional fees                                   241,688         181,247       108,165

          Stationery, printing and supplies                   200,679         176,684       209,978

          Amortization of core deposit premium                 72,691          72,691       125,960

          Advertising and business promotion                  151,307         152,100       105,887

          Other                                               575,795         685,726       598,905
                                                          -----------      ----------      ---------

                              Total noninterest expense     3,279,730       3,492,345     3,152,269
                                                          -----------      ----------      ---------

Income before income tax expense
       (benefit)                                            1,897,100         982,309       507,632

Income tax expense (benefit)                                  681,000        (319,000)           -
                                                          -----------      ----------      ---------

                              Net income                 $  1,216,100      $1,301,309   $   507,632
                                                          ===========      ==========    ===========
Net income per share                                     $       1.14      $     1.53   $       .61
                                                          ===========      ==========    ===========



The accompanying notes are an integral part of the consolidated financial statements.

                       CAROLINA STATE BANK AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              for the years ended December 31, 1996, 1995 and 1994

                                     ------





                                                                                                             Net Unrealized
                                                Common Stock                                   Retained       Gain (Loss) on
                                                ------------                                  Earnings         Securities
                                           Shares        Amount           Surplus             (Deficit)    Available for  Sale
                                           -----        -------           --------            ---------    --------------------


Balance at December 31, 1993               632,008     $3,792,048        $2,807,267         $(1,748,155)        $       -

Adjustment to beginning balance for
         change in accounting principle         -             -                  -                   -             35,542

Change in par value                             -        (948,087)          948,087                  -                  -

Conversion of warrants                     197,368        888,231           926,649                  -                  -

Change in net unrealized gain (loss) on
         securities available for sale,
         net of tax                              -             -                 -                   -           (293,218)

Net income                                       -             -                 -                507,632
                                         ----------     --------         -----------             ---------      -----------

Balance at December 31, 1994               829,376      3,732,192         4,682,003            (1,240,523)       (257,676)

Conversion of  warrants                    236,446      1,064,007         1,536,899                  -                  -

Change in net unrealized gain (loss)
     on securities available for sale           -              -                  -                  -            329,417

Net income                                      -              -                  -             1,301,309               -
                                         ----------     --------         -----------             ---------      -----------

Balance at December 31, 1995             1,065,822      4,796,199         6,218,902                60,786          71,741

Exercise of options                            200            900             1,300                  -                  -

Change in net unrealized gain (loss)
     on securities available for sale,
     net                                        -              -                  -                  -            (53,659)

Net income                                      -              -                  -             1,216,100               -
                                         ----------     --------         -----------             ---------      -----------

Balance at December 31, 1996             1,066,022      $4,797,099       $6,220,202            $1,276,886      $   18,082
                                        ===========     =========        ============           ==========      ============


The accompanying notes are an integral part of the consolidated financial statements.

                       CAROLINA STATE BANK AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              for the years ended December 31, 1996, 1995 and 1994

                                     ------





                                                                      1996          1995                1994
                                                                    -------        -------             ------


Cash flows from operating activities:

         Net income                                               $  1,216,100  $  1,301,309      $    507,632

         Adjustments to reconcile net income to net cash
                  provided by operating activities:
                  Depreciation and amortization                        258,024       257,939           325,729
                  Provision for loan losses                            619,757       526,057           266,478
                  Deferred tax benefit                                (104,000)     (533,000)               -
                  Loss on sale of securities                               -          21,160                -
                  Gain on sale of premises and equipment                   -         (73,876)               -
                  Increase in other assets                            (295,266)     (421,172)         (684,612)
                  Increase (decrease) in other liabilities            (303,140)      672,704           161,324
                                                                     ---------     ----------          -------
                     Net cash provided by operating activities       1,391,475     1,751,121           576,551
                                                                     ---------     ----------          -------

Cash flows from investing activities:
         Decrease (increase) in time deposits                          100,807        (9,794)          156,530
         Proceeds from maturities of securities:
            Available for sale                                      10,821,000     2,000,000         4,072,613
            Held to maturity                                              -          500,000           184,537
         Purchase of securities:
             Available for sale                                     (3,524,117)   (2,110,159)       (6,178,884)
             Held to maturity                                       (4,981,121)  (11,919,883)      (10,034,737)
         Proceeds from sales of securities available for sale            -         2,822,819          -
         Net increase in loans                                     (14,382,127)  (18,519,254)      (16,877,947)
         Purchases of premises and equipment                          (306,452)     (121,546)         (184,562)
         Proceeds from sale of premises and equipment                      -         273,616            81,000

         Acquisition of branches, net of cash acquired                     -              -         13,898,890
                                                                     ---------     ----------       ----------
                      Net cash used in investing activities        (12,272,010)  (27,084,201)      (14,882,560)
                                                                     ---------     ----------       ----------

Cash flows from financing activities:
         Net increase in deposit accounts                           14,262,464    22,212,989        4,241,392
         Proceeds from conversion of warrants                              -       2,600,906        1,814,880
         Proceeds from exercise of options                               2,200           -              -
         Increase (decrease) in securities sold under
                   agreements to repurchased                          (817,936)   (1,105,147)       1,907,123
         Proceeds from other borrowings                              2,000,000     2,000,000        1,000,000
                                                                     ---------     ----------       ----------
                      Net cash provided by financing activities     15,446,728    25,708,748        8,963,395
                                                                     ---------     ----------       ----------
Net increase (decrease) in cash and cash equivalents                 4,566,193       375,668       (5,342,614)
Cash and cash equivalents, beginning of year                         3,160,955     2,785,287        8,127,901
                                                                     ---------     ----------       ----------
Cash and cash equivalents, end of  year                           $  7,727,148   $ 3,160,955     $  2,785,287
                                                                     =========     ==========       ==========
Supplemental cash flow information:
         Interest paid                                            $  5,345,744   $ 4,576,073     $  2,729,641
                                                                     =========     ==========       ==========
         Income taxes paid                                        $  1,027,320   $        -      $          -
                                                                     =========     ==========       ==========




The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------





 1.      Organization and Summary of Significant Accounting Policies:



         ORGANIZATION - Carolina State Bank (the "Bank") was organized and incorporated under the laws of the State of North Carolina on November 13, 1990. The Bank commenced operations on April 5, 1991 and operates four branches located in Shelby, Kings Mountain, Boiling Springs and Forest City, North Carolina. The Bank's primary source of revenue is derived from loans to customers, who are predominately small and medium size businesses and middle income individuals.



         The accounting and reporting policies of the Bank are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. Certain prior years amounts have been reclassified to conform with the presentation used for the current year.



         PERVASIVENESS OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



         PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Carolina State Bank and its wholly owned subsidiary, CSB Financial Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.



         SECURITIES - Securities are classified into three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and the ability to hold to maturity are classified as held to maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; (3) debt and equity securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses reported as a separate component of shareholders' equity.



         The classification of securities is determined at the date of purchase. Upon adopting the new accounting principle at January 1, 1994, the Bank classified securities as appropriate and recorded an adjustment to the opening balance of shareholders' equity of $35,542 for the unrealized gain on securities available for sale. The Bank intends to hold these securities for an indefinite period of time but may sell them prior to maturity.

------





 1. Organization and Summary of Significant Accounting Policies, continued:



         Gains and losses on sales of securities, computed based on specific identification of the adjusted cost of each security, are included in other income. Premiums and discounts are amortized into interest income using a level yield method.



         LOANS AND ALLOWANCE FOR LOAN LOSSES - Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Deferred loan origination fees and costs are amortized into interest income over the contractual life of the loan using a method that approximates the level-yield method.



         The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged-off against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions and trends that may affect the borrowers' ability to pay. Accrual of interest is discontinued on loans (1) which are past due ninety (90) days or more if collateral is inadequate to cover principal and interest, or (2) immediately if management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection is doubtful.



         The Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), as amended by Statement of Financial Accounting Standard No. 118 ("SFAS 118") effective January 1, 1995. Under the new standard, a loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan. SFAS 114 and 118 require that impaired loans be measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate, or if more practical, at fair value of the collateral if the loan is collateral dependent. There was no impact of adopting SFAS 114 and 118 on the Bank's allowance for loan losses.



         The Bank uses several factors in determining if a loan is impaired. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc.
                                                                         11

------





 1. Organization and Summary of Significant Accounting Policies, continued:



         PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of assets.



         Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized and depreciated over their estimated useful lives. Upon disposition, the asset and related accumulated depreciation are relieved and any resulting gain or loss is charged to income.



         CORE DEPOSIT PREMIUM - Amortization of core deposit premiums is computed using the straight-line method based on the estimated lives of the deposits.



         INCOME TAXES - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.



         NET INCOME PER SHARE - Net income per share is computed on the weighted average number of shares outstanding during the period. The weighted average number of shares outstanding was 1,065,837 in 1996, 850,860 in 1995 and 780,074 in 1994.



         CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.



         RECLASSIFICATIONS - Certain amounts in the 1995 and 1994 financial statements have been reclassified in order to be consistent with presentation in the 1996 financial statements.





 2.      Acquisition:



         In May 1994, the Bank acquired $16,796,152 of deposits and $2,506,542 of assets, primarily loans of $2,077,001, of two branch offices of a commercial bank located in Boiling Springs and Shelby, North Carolina. The Company paid a premium and conversion costs of approximately $889,000 for the deposits. The premium is included in other assets and is being amortized on a straight-line basis over fifteen (15) years. In 1994, the Bank recorded additional amortization of $66,000 for the reduction in deposits acquired.

------





 3.      Securities:



         The amortized cost and estimated market values of securities available for sale at December 31 are as follows:



                                                            Gross           Gross        Estimated
                                         Amortized       Unrealized      Unrealized        Market
                                         Cost             Gains           Losses            Value
                                       -----------      -----------      -----------     ----------


         1996:

                  U.S. Treasury        $10,967,992       $  33,591         $5,338        $10,996,245
                  FHLB stock               488,300              -              -             488,300
                  Bankers Bank Stock        59,082              -              -              59,082
                                       -----------       --------          ------

                                       $11,515,374       $  33,591         $5,338        $11,543,627
                                       ===========       ========          ======         ==========


         1995:

                  U.S. Treasury     $18,492,428           $108,741        $  -           $18,601,169
                  FHLB stock            293,000                 -            -               293,000
                                       -----------       --------          ------

                                    $18,785,428           $108,741        $  -           $18,894,169
                                     ===========         ========          ======         ==========



         The amortized cost and estimated market values of securities held to maturity at December 31 are as follows:



                                                             Gross            Gross      Estimated
                                         Amortized         Unrealized       Unrealized     Market
                                           Cost             Gains           Losses         Value
                                        ----------        -----------       -----------  -----------

         1996:
                  U.S. Treasury         $13,940,363          $38,452       $  -          $13,978,815
                                        ==========           =======       ========       ===========

         1995:
                  U.S. Treasury         $ 8,959,242          $55,758       $  -          $ 9,015,000
                                        ==========           =======       ========       ===========




------





 3.      Securities, continued:



         The aggregate amortized cost and estimated market values of debt securities at December 31, 1996 by contractual maturities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                        Securities Available               Securities Held
                                              for Sale                       to Maturity
                                     ------------------------------    ---------------------------------
                                    Amortized      Estimated Market    Amortized       Estimated Market
                                       Cost              Value            Cost                Value
                                    ---------      ----------------    ----------       ----------------


         Due in one year or  less  $  7,498,980     $  7,519,135      $ 1,991,082         $  2,003,280
         Due after one year
              through five years      3,469,012        3,477,110       11,949,281           11,975,535
                                    -----------      -----------      -----------          -----------
                                    $10,967,992      $10,996,245      $13,940,363         $ 13,978,815
                                    ===========      ===========      ===========          ============



         Securities with approximate book values of $4,051,100 and $1,518,200 at December 31, 1996 and 1995, respectively, are pledged to secure government deposits and for other banking purposes.



         In December 1995, the Bank transferred securities with an amortized cost of $13,464,188 from the held to maturity category to the available for sale category based on the Bank's reassessment of the appropriateness of the classifications of securities as provided by "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standards Board.





 4.      Loans and Allowance for Loan Losses:



         Loans at December 31 are summarized as follows:



                                                        1996              1995
                                                        ----              ----


         Commercial                                $11,211,945      $12,434,331
         Real estate:
             Construction and land development       5,972,587        1,841,033
             Residential, 1 - 4 families            26,633,499       27,059,558
             Residential, 1 - 4 families - home
              equity                                 8,450,196        7,094,778
             Nonfarm, nonresidential                13,063,548       11,776,578
         Installment                                30,332,225       21,566,380
         Other                                         372,284          301,256
                                                    ---------       -----------
                                                   $96,036,284      $82,073,914
                                                   ==========       ===========
14

------





 4.      Loans and Allowance for Loan Losses, continued:



         Changes in the allowance for loan losses for the three years ended December 31 were as follows:

                                                     1996          1995       1994
                                                     ----         -----       ------
         Balance at beginning of year          $1,200,000    $  925,000   $ 705,435
         Provision for loan losses                619,757       526,057     266,478
         Allowance acquired in branch purchases         -           -        70,500
         Loans charged off                       (474,768)     (265,808)   (191,527)
         Recoveries on loans previously
             charged off                           55,011        14,751      74,114
                                                ---------     ---------   ----------
         Balance at end of year                $1,400,000    $1,200,000   $ 925,000
                                                =========    ==========   ===========


         Loans at December 31 that had been placed on a nonaccrual status are summarized as follows:



                                                1996        1995        1994

         Nonaccrual loans                    $291,623     $165,939    $336,150
         Interest income that would have
            been recorded pursuant to
            original terms                     11,000       23,000      58,339
         Interest income recorded                   -            -           -



         At December 31, 1996 and 1995, respectively, the recorded investment in loans that were considered to be impaired under SFAS 114 was approximately $331,000 and $766,000, of which $75,000 and $166,000 was on nonaccrual status. The related allowance for loan losses on these impaired loans was approximately $55,000 and $101,000, respectively. The average recorded investment in impaired loans for the years ended December 31, 1996 and 1995 was approximately $549,000 and $709,000, respectively.



         The Bank has granted loans in the ordinary course of business to certain directors and executive officers of the Bank and to their associates. The total amount of loans was $2,477,803 and $1,822,758 at December 31, 1996 and 1995, respectively. During 1996, $1,860,484 in new loans were made and repayments were $1,205,439.

------





 5.      Securities Sold Under Agreements to Repurchase and Other
Borrowings:



         Securities sold under agreements to repurchase generally mature within one day from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:



                                                          1996        1995

         Average balance during the year              $1,471,700     $1,734,800
         Average interest rate during the year               1.8%           1.3%
         Maximum month-end balance during the year    $1,984,595     $1,915,216



         Other borrowings consist of advances from the Federal Home Loan Bank ("FHLB"), $1,000,000 with interest at 7.24% due September 1997, $2,000,000 with interest at 5.94% due October 1997 and $2,000,000 with interest at 7.10% due April 1998. The advances are collateralized by loans on single family homes and FHLB stock.





6.       Premises and Equipment:



         Premises and equipment at December 31 are summarized as follows:



                                              1996             1995

         Land                            $   551,059       $   551,059
         Premises                          1,861,118         1,842,229
         Equipment and fixtures              856,896           566,313
                                           ---------         ---------
                                           3,269,073         2,959,601
         Less accumulated depreciation       700,258           537,905
                                           ---------         ---------
                                          $2,568,815        $2,421,696
                                           =========         ==========




 7.      Commitments and Contingencies:



         The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs to its customers. Those financial instruments include lines of credit, loan commitments, and standby letters of credit and involve elements of credit risk in excess of amounts recognized in the accompanying financial statements.

------





 7.      Commitments and Contingencies, continued:



         The Bank's risk of loss with the lines of credit, loan commitments, or standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions.



         Financial instruments whose contract amounts represent potential credit risk at December 31 were as follows:



                                                              1996     1995

         Unfunded lines of credit and loan commitments  $10,023,177  $7,535,670
         Standby letters of credit                           20,000      50,000



         The Bank's lending is concentrated primarily in Cleveland and Rutherford Counties of North Carolina and the surrounding communities in which it operates. Credit has been extended to certain of the Bank's customers through multiple lending transactions.



         In January 1995, the Bank purchased a five-year interest rate floor based on the prime interest rate at 8.5% with a notional value of $20,000,000 from a large regional bank. The floor was purchased to hedge the Bank's variable rate loan portfolio against declining interest rates. The prime interest rate was 8.25% at December 31, 1996.





 8.      Income Taxes:



         The consolidated provision for income tax expense (benefit) consisted of the following for the years ended December 31:



                                          1996          1995       1994

         Current:

                  Federal             $ 741,000       $ 214,000    $     -
                  State                  44,000              -           -
                                        -------        --------     -------
                                        785,000         214,000          -
                                        -------        --------     -------
        Deferred:
              Federal                   (90,000)       (470,000)         -
              State                     (14,000)        (63,000)         -
                                        -------        --------     -------
                                       (104,000)       (533,000)         -
                                        -------        --------     -------
                                      $ 681,000       $(319,000)   $     -
                                       ========        =========    =======

------





 8.      Income Taxes, continued:



         The differences between income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate of 34% for the years ended December 31 were as follows:



                                                      1996     1995     1994

         Expected income taxes at statutory rate   $645,000 $ 334,000  $173,000
         State tax, net of federal benefit           20,000       -        -
         Change in valuation allowance                  -    (604,000) (149,000)
         Other                                       16,000   (49,000)  (24,000)
                                                  ---------   ------- ---------
         Income tax expense (benefit)              $681,000 $(319,000) $      -
                                                  =========   ======= =========




         Significant components of deferred tax assets and liabilities, included in other assets, at December 31 consist of the following:



                                                   1996       1995



         Deferred tax assets:
             Allowance for loan losses           $547,000   $421,000
             Pre-opening costs                        -       14,000
             Salary continuation                  123,000     78,000
             Other                                 43,000     37,000
                                                ---------   --------
                Total deferred tax assets         713,000    550,000
                                                ---------   --------
         Deferred tax liabilities:
                Unrealized gain on securities     (10,000)   (37,000)
                Depreciation                      (15,000)   (17,000)
                Other                             (66,000)    (5,000)
                                                ---------   ---------
                      Total deferred
                        tax liabilities           (91,000)   (59,000)
                                                ---------   --------
                   Net deferred tax assets       $622,000   $491,000
                                                =========   =========








 9.      Regulatory Restrictions:



         The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

------





 9.      Regulatory Restrictions, continued:



The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.



Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, the Bank meets all capital adequacy requirements to which it is subject.



As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the following table.



                                 (dollars in thousands)

                                                      For
                                                     Capital             Well
         1996                      Actual   Percent  Adequacy   Percent   Capitalized      Percent
        -----                     -------   -------  --------   -------  ------------     --------
         Total Capital (to Risk
              Weighted Assets)      $12,746     13.9%    $7,468    8%      $9,335           10%
         Tier 1 Capital (to Risk
              Weighted Assets)       11,576     12.5      3,734    4        5,601            6
         Tier 1 Capital (to Average
             Assets)                 11,576      9.0      5,145    4        6,431            5


------





 9.      Regulatory Restrictions, continued:
         ------------------------


                                                         For
                                                        Capital                     Well
         1995                         Actual   Percent  Adequacy       Percent   Capitalized      Percent
        ------                       -------  -------- ---------      --------   -----------      -------
         Total Capital (to Risk
              Weighted Assets)      $11,209    14.9%    $6,011           8%       $7,514            10%
         Tier 1 Capital (to Risk
             Weighted Assets)        10,267    13.7      3,005           4         4,508             6
         Tier 1 Capital (to Average
             Assets)                 10,267     9.7      4,235           4         5,293             5





10.      Salary Continuation Benefits:



         The Bank has established nonqualified salary continuation agreements for certain employees providing for fixed annual benefits ranging from $25,000 to $100,000 payable over 10 years in event of death or retirement at age sixty-five. The cost of these benefits is being charged to expense and accrued using a present value method over the vesting period ranging from 1997 to 2002. The salary continuation obligation of $315,000 and $199,400 at December 31, 1996 and 1995, respectively, was determined using a discount rate of 8.5% and is included in other liabilities. The charge to expense was $115,600, $82,400 and $117,000 for the years ended December 31, 1996, 1995 and 1994, respectively.



         In connection with the above agreements, life insurance was purchased on the participants. At December 31, 1996 and 1995 the cash surrender value of these policies was $160,309 and $93,497, respectively, and is included in other assets.



11.      Stock Options and Warrants:



         The Bank has a qualified incentive stock option plan (the "Plan") which reserves up to 70,000 shares for the benefit of certain of the Bank's key officers and employees. Options under this plan are exercisable at no less than fair market value at the date of grant and may be subject to a vesting requirement. The options expire no later than ten years after the date of grant.

------



11.      Stock Options and Warrants, (continued)



         Activity in the option plan is summarized as follows:



                             Available                     Weighted
                             for Grant   Outstanding     Average Share
                            ----------  ------------    --------------
Balance at December 31, 1994    22,000     48,000             11.00
Granted                        (14,000)    14,000             12.53
                              ---------    ------           -------
Balance December 31, 1995        8,000     62,000             11.32
Granted                         (1,000)     1,000             13.00
Exercised                         --         (200)            11.00
Forfeited                          800       (800)            11.00
                              --------    -------           -------
Balance at December 31, 1996     7,800     62,000            $11.35
                              ========    =======           =======



         At December 31, 1996, options to purchase 47,400 shares, with a weighted average of $11.08 per share, were fully vested and exercisable.



         Effective January 1, 1996, the Bank adopted the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensations" ("SFAS 123"). As permitted by SFAS 123, the Bank has chosen to apply APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for options granted under the Plan. Had compensation cost for the Bank's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the result would have had an immaterial impact on the Bank's net income and net income per share.



         At December 31, 1996 there were "management" warrants outstanding to purchase 20,000 shares of the Bank's common stock at an exercise price of $11.00 per share. The management warrants are fully vested at December 31, 1996 and expire during 2001. During 1994, there were "stock" warrants outstanding to purchase 258,036 shares of the Bank's common stock at an exercise price of $11.00 per share. The exercise price was reduced to $9.50 a share for the period from February 24, 1994 to April 11, 1994 in order to raise capital in connection with the acquisition of branches. During 1995, 236,446 "stock" warrants were exercised at an exercise price of $11.00 per share. The "stock" warrants expired in 1995.

------





12.      Fair Value of Financial Instruments:



         Statements of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107") requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Bank's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered an indication of the liquidation value of the Bank, but rather represent a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination or issuance. The Bank has not undertaken any steps to value any intangibles, which is permitted by the provisions of SFAS 107.



         The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:



         Cash and due from banks and time deposits with other financial institutions: Carrying amount is used to estimate fair value.



         Federal funds sold: Due to the short-term nature of these assets, the carrying values of these assets approximate their fair value.



         Securities available for sale and securities held to maturity: Fair values for securities are based on quoted market prices.



         Loans: For variable rate loans, and loans repricing within six months or less, fair values are based on carrying values. Fixed rate commercial, other installment, and certain real estate mortgage loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by the Bank on comparable loans as to credit risk and term.



         Off-balance sheet instruments: Fair value of the Bank's interest rate floor which the Bank uses for hedging purposes, is based on quoted market prices. The Bank's underfunded lines of credit, loan commitments and standby letters of credit are negotiated at current market rates and are relatively short-term in nature. Estimated values are immaterial.

------





12.      Fair Value of Financial Instruments, continued:



         Deposit liabilities: The fair values of demand deposits are equal to the carrying value of such deposits. Demand deposits include noninterest bearing demand deposits, savings accounts, NOW accounts and money market demand accounts. The fair value of variable rate term deposits, and those repricing within six months or less, approximates the carrying value. Discounted cash flows have been used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the Bank on comparable deposits as to amount and term.



         Short-term borrowings: The carrying value of securities sold under agreements to repurchase approximates their fair value.



         Other borrowings: The fair value of the Bank's fixed rate borrowings are estimated using discounted cash flows, based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of the Bank's variable rate borrowings approximates their fair values.



         The following represents the estimated fair values and carrying amount of financial instruments at December 31:



                                                      1996                  1995
                                             ----------------------  --------------------
                                             Carrying     Estimated  Carrying   Estimated
                                              Amount      Fair Value  Amount   Fair Value
                                             --------   ------------  -------  ----------
                                                   (in thousands)       (in thousands)
Assets:
         Cash and due from banks              $ 3,217       $ 3,217   $ 2,491    $ 2,491
         Federal funds sold                     4,510         4,510       670        670
         Time deposits with other financial
             institutions                           5             5       105        105
         Securities available for sale         11,543        11,543    18,894     18,894
         Securities held to maturity           13,940        13,979     8,959      9,015
         Loans                                 94,636        94,578    80,874     80,896

Liabilities:
         Demand deposits                       34,073        34,073    30,422     30,422
         Deposits with stated maturity         80,568        81,332    69,956     69,956
         Short-term borrowings                    634           634     1,452      1,452
         Other borrowings                       5,000         5,046     3,000      3,282
         Interest rate floor                       78           276       104        228


               (This page intentionally left blank.)

Management's Discussion and Analysis



Management's discussion and analysis is provided to afford the Bank's shareholders a clearer understanding of the major elements of the Bank's results of operations, financial condition, liquidity and capital resources. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere herein.





HIGHLIGHTS



Carolina State Bank experienced another year of achievements, as well as challenges in 1996. Total assets at December 31, 1996 were $133,401,292, representing an increase of 14% over 1995. Total deposits grew $14,262,464 or 14% from 1995 with growth in number of accounts from 13,049 at December 31, 1995 to 13,712 at December 31, 1996. The loan portfolio had a strong performance with an increase of $13,962,370 or 17% over 1995. The number of loan accounts increased from 5,024 in 1995 to 6,223 in 1996. This represents a 24% increase in the number of loan accounts.



The Bank recorded net income of $1,216,100 for 1996. Income before income taxes increased $914,791 or 93% during 1996. The following section on earnings analysis will provide a discussion of this income.



At December 31, 1996, the Bank's capital and liquidity positions remain adequate.





EARNINGS ANALYSIS



Net Interest Income



Net interest income, the principal source of the Bank's earnings, is the amount of income generated by interest-earning assets (primarily loans and securities) less the total interest costs of the funds (primarily deposits) obtained to carry them. The volume, rate and mix of both earning assets and related funding sources determine net interest income. The Bank's asset and liability management strategy is designed to maximize income by actively managing major components of the balance sheet, while providing adequate liquidity and maintaining asset quality and interest rate risk. Net interest income for 1996, 1995 and 1994 is detailed in the following table.

Management's Discussion and Analysis



Table 1



                                            Interest Income and Average Balances

                                                     (Amounts in Thousands)


                                        1996                      1995                       1994


                                        Interest                     Interest                        Interest
                               Average  Income/    Yield    Average  Income/     Yield    Average    Income/      Yield
                               Balance  Expense    Cost     Balance  Expense     Cost     Balance    Expense      Cost




Interest-earning assets:

  Taxable securities
  and time deposits          $  26,270   $1,551    5.90%  $  22,243   $1,320      5.93%   $16,340     $  895      5.48%
  Federal funds sold             1,825       95    5.21       2,681      157      5.86      1,824         67      3.67
  Loans, net*                   90,136    8,692    9.64      73,743    7,264      9.85     52,923      4,879      9.47
                             ---------    -----              -------  -----                ------    -----
  Total interest-earning
   assets                      118,231   10,338              98,667    8,741               71,087     5,841
                             ---------    -----              -------  -----                ------    -----
 Yield on average interest
  earning assets                                  8.74%                          8.86%                          8.22%
                                                   ====                           =====                          =====
 Noninterest-earning assets:
     Cash and due from banks     2,672                        2,543                         2,857
     Premises and equipment      2,607                        2,460                         2,641
     Other                       1,634                        2,196                         1,581
                             ---------                       -------                       ------
Total noninterest-earning
     assets                      6,913                        7,199                         7,079
                             ---------                       -------                       ------
Total assets                  $125,144                     $105,866                       $78,166
                             =========                       =======                      =======
Interest-bearing liabilities:
     Demand deposits         $  18,546      470    2.53%   $  18,061   $496       2.75% $  14,615  $   364       2.49%
     Savings deposits            6,352      159    2.50        6,397    183       2.86      4,730      120       2.54
     IRA savings                13,538      904    6.68        9,668    636       6.58      4,737      207       4.37
     Time deposits              60,471    3,708    6.13       51,737  3,082       5.96     38,939    1,983       5.09
     Repurchase agreements       1,472       27    1.83        1,735     22       1.27        487       17       3.49
     Federal funds purchased       187       10    5.35           84      5       5.95        130        6       4.62
     Long-term borrowing         3,835      263    6.86        2,880    202       7.01        260       19       7.31
                             ---------    -----              -------  -----                ------    -----
Total interest-bearing
  liabilities                  104,401    5,541               90,562  4,626                63,898    2,716
                             ---------    -----              -------  -----                ------    -----
Cost on average interest
  bearing liabilities                             5.31%                           5.11%                          4.25%
                                                  =====                           =====                          =====
Noninterest-bearing
 liabilities:
    Demand deposits              7,463                        6,500                         5,687
         Other                   1,483                          915                         1,854
                              --------                     --------                         -----
Total noninterest-bearing
  liabilities                    8,946                        7,415                         7,541
                              --------                     --------                       -------
Total liabilities              113,347                       97,977                        71,439
Stockholders' equity            11,797                        7,889                         6,727
                              --------                     --------                       -------
Total liabilities and
  stockholders' equity        $125,144                     $105,866                       $78,166
                              ========                     ========                       =======
Net interest income                      $4,797                      $4,115                         $3,125
                                         =====                       ======                         ======
Net yield on interest
  earning assets                                 4.06%                            4.17%                        4.40%
                                                 =====                            =====                        =====


*Nonaccruing loans are included in the average loans balance.
Income on nonaccruing loans is recognized on a cash basis.

Management's Discussion and Analysis



For 1996, the Bank's net interest income was $4,796,840 compared to 1995 at $4,114,413 a 17% increase. Interest income totaled $10,337,543 in 1996 and interest expense totaled $5,540,703 in 1996 compared to 1995 figures of $8,740,847 and $4,626,434 respectively.



The Bank's net yield on interest earning assets was 4.06% for 1996 and 4.17% for 1995.



Net interest income is affected by changes in the average interest rate earned on interest-earning assets and the average interest rate paid on interest-bearing liabilities. In addition, net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities. Table 2 sets forth the dollar amount of increases in interest income and interest expense resulting from changes in the volume of interest-earning assets and interest-bearing liabilities and from changes in rates. The amount of change that cannot be separated is allocated to the changes in the volume.





Table 2



                                                  Rate/Volume Variance Analysis

                                                       (Amounts in Thousands)





                                           1996 Compared to 1995             1995 Compared to 1994
                                        -------------------------          ------------------------

                                         Interest       Variance          Interest         Variance
                                         Income/       Attributed         Income/          Attributed
                                         Expense           to              Expense             to
                                        Variance     Rate     Volume     Variance        Rate      Volume
                                      -----------  -------  --------    ----------   ----------   ---------



Interest-earning assets:
 Taxable securities and time deposits   $  231    $    (7)  $   238      $ 425          $101     $   324
   Federal funds sold                      (62)       (17)      (45)        90            40          50
   Loans                                 1,428       (181)    1,609      2,385           300       2,085
                                        ------     ------    ------     ------          ----     -------
   Total                                 1,597       (205)    1,802      2,900           441       2,459
                                        ------     ------    ------     ------          ----     -------
Interest-bearing liabilities:
   Demand deposits                         (26)       (40)       14        132            38          94
   Savings deposits                        (24)       (23)       (1)        63            15          48
   IRA savings                             268         10       258        429           105         324
   Time deposits                           626         88       538       1099           337         762
   Repurchase agreements                     5         10        (5)         5           (17)         22
   Federal funds purchased                   5         (1)        6         (1)            2          (3)
   Long-term borrowing                      61         (4)       65        183            (1)        184
                                       --------    --------  -------    -------       ---------    ------
   Total                                   915         40       875      1,910           479       1,431
                                       --------    --------  -------    -------       ---------    ------
   Net interest income                  $  682      $(245)    $ 927    $   990          $(38)     $1,028
                                       ========    ========  =======    =======       =========   =======





Management's Discussion and Analysis



Provision for Loan Losses



The $619,757 provision for loan losses in 1996 is an increase of $93,700 from 1995. Additional information concerning the provision for loan losses is contained in the Asset Quality section.



Noninterest Income



Noninterest income consists of revenues generated from a broad range of financial services and activities including service charges on deposit accounts, commissions earned through credit insurance sales and gains/losses realized on the sale of investment portfolio securities. The primary sources of noninterest income are summarized below. Total noninterest income amounted to $999,747 in 1996, an increase of 13% over the $886,298 recorded in 1995.



                                            Summary of Total Noninterest Income

(Amounts in Thousands)



                                                 1996     1995     1994
                                              -------    -----    -----
Service charges on deposit accounts           $   577     $490     $411
Other service fees and commissions                204      152      106
Securities gains (losses)                                  (21)
Other income                                      219      265      285
Total noninterest income                       $1,000     $886     $802



The majority of the increase in noninterest income for 1996 as compared to the prior year was the result of service charges on deposit accounts. These increases in revenues were due to the growth in deposit accounts, continued emphasis on fee collection for other deposit services, as well as increased numbers of transactions processed. Also included in other noninterest income are service charges and fees on various bank services such as official checks and travelers checks and income derived from CSB Financial Corporation's sales of tax deferred products.

Management's Discussion and Analysis



Noninterest Expense



Noninterest expense decreased $212,615 or 6% to $3,279,730 in 1996 as compared to $3,492,345 in 1995.



Total salaries, wages and employee benefits, the largest component of noninterest expense, increased $14,811 or 1% to $1,581,478 in 1996. In 1995 salaries, wages and employee benefits were $1,566,667. This increase was attributable to an increase in employee payroll, incentive compensation and benefit cost. As of December 31, 1996, the number of full time equivalent employees was 57, an increase of 1 as compared to December 31, 1995. Equipment rentals, depreciation and maintenance for 1996 was $227,951 compared to $457,282 in 1995, a 50% decrease. This reduction is primarily due to the payoff of an equipment lease during the first quarter of 1996. Details of the noninterest expense are listed below.



                                          Summary of Total Noninterest Expense

                                                (Amounts in Thousands)





                                          1996     1995     1994
                                       -------  -------  --------



Salaries, wages and employee benefits   $1,581   $1,567   $1,362
Occupancy expenses                         228      200      201
Equipment rentals, depreciation and
  maintenance                              228      457      440
Professional fees                          242      181      108
Stationery, printing and supplies          201      176      210
Amortization of core deposit premium        73       73      126
Advertising and business promotion         151      152      106
Other expense                              576      686      599
                                       -------  -------  -------
Total noninterest expense               $3,280   $3,492   $3,152




Income Taxes



In 1996 the Bank recorded an income tax expense of $681,000 versus an income tax benefit of $319,000 in 1995. The benefit recorded in 1995 resulted primarily from the elimination of the valuation allowance on the net deferred tax assets.

Management's Discussion and Analysis



BALANCE SHEET ANALYSIS



For the year 1996, assets averaged $125,144,000. Average interest-earning assets in 1996 were $118,231,000 and interest-bearing liabilities averaged $104,401,000. This compared to 1995 is an increase in average assets of $19,278,000 from $105,866,000, an interest-earning assets increase of $19,564,000 from $98,667,000 and an interest-bearing liabilities increase of $13,839,000 from $90,562,000.



The structure of the Bank's balance sheet is closely monitored by using asset and liability management and is adjusted to optimize profitability and minimize interest rate and credit risk.



Loans



The loan portfolio constitutes the Bank's largest interest-earning asset. In 1996 loans, net of deferred loan fees and costs, grew to $96,036,284 from $82,073,914 in 1995. The following tables present a detailed analysis of loans at December 31, 1996, 1995 and 1994 and selected loan maturities at December 31, 1996.



                                                    Analysis of Loans

                                                 (Amounts in Thousands)



                                           1996                       1995                1994
                                    ------------------      -------------------      ----------------

                                    Amount      Percent       Amount     Percent     Amount   Percent
                                   --------   ---------   -----------  ---------     -------  -------



Commercial, financial and
agricultural                         $11,212      11.6%       $12,434      15.2%     $ 8,714   13.7 %
Real estate, construction and land
    development                        5,973       6.2          1,841       2.2        2,263      3.6
Real estate, mortgage                 39,696      41.4         38,836      47.3       29,534     46.2
Real estate, home equity               8,450       8.8          7,095       8.6        6,205      9.7
Installment loans to
individuals                           30,333      31.6         21,567      26.3       16,838     26.4
Other                                    372        .4            301        .4          252       .4
                                     -------   -------        -------    -------    --------   -------
Total loans                          $96,036     100.0%       $82,074     100.0%     $63,806    100.0%
                                     =======   =======        =======    =======    ========   =======





                                Management's Discussion and Analysis



                       Analysis of Certain Loan Maturities at December 31, 1996

                                              (Amounts in Thousands)



                                                                  Real Estate,
                                                 Commercial,      Construction
                                              Financial and         and Land
                                               Agricultural        Development           Total
                                           -------------------  ---------------    -----------------
                                           Amount      Percent  Amount   Percent   Amount    Percent
                                           -------   ---------  ------  --------   -------   -------



Due within one year                       $ 3,495        31.2% $ 1,887    31.6 %  $5,382       31.3%
                                         --------       ------ --------  -------  -------     ------
Due after one year through five years:
          Fixed rate                        3,077        27.4    1,077      18.0    4,154      24.2
          Variable rate                     3,557        31.8    1,256      21.1    4,813      28.0
                                         --------       ------ --------  -------  -------     ------
                                            6,634        59.2    2,333      39.1    8,967      52.2
                                         --------       ------ --------  -------  -------     ------
Due after five years through ten years:
         Fixed rate                         1,037         9.2      210       3.5    1,247       7.3
         Variable rate                         46          .4       97       1.6      143        .8
                                         --------       ------ --------  -------  -------     ------
                                            1,083         9.6      307       5.1    1,390       8.1
                                         --------       ------ --------  -------  -------     ------
Due after ten years:
         Fixed rate                                              1,011      16.9    1,011       5.9
         Variable rate                                             435       7.3      435       2.5
                                         --------       ------ --------  -------  -------     ------
                                                                 1,446      24.2    1,446       8.4
                                         --------       ------ --------  -------  ------      ------
     Total                                $11,212       100.0% $ 5,973     100.0% $17,185       100.0%
                                         ========       ====== ========  =======  =======     =======


The Bank tries to maintain a diverse loan portfolio in which there are no primary concentrations.



Asset Quality



At December 31, 1996 and 1995 the Bank had nonaccrual loans of $291,623 and $165,939, respectively, and accruing loans that were contractually past due 90 days or more of $61,108 and $158,831, respectively. Interest income that would have been recorded on nonaccrual loans during 1996 and 1995 pursuant to original terms was $11,000 and $23,000, respectively. There was no interest income recorded on those loans.



The Bank's policy is to discontinue the accrual of interest on loans which are past due 90 days or more if collateral is inadequate to cover principal and interest, or immediately if management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection is doubtful.



The following table summarizes changes in the allowance for loan losses arising from charge-offs and recoveries by category and additions to the allowance for loan losses which have been charged to expense.

                                           Management's Discussion and Analysis



                                          Analysis of Allowance for Loan Losses

                                                    (Amounts in Thousands)



                                                            1996     1995     1994
                                                        ---------  -------  ------



Beginning balance                                         $1,200   $  925   $  705
                                                        --------   ------   ------
Charge-offs:
         Commercial, financial and agricultural               82       41
         Real estate, construction and land development                        132
         Real estate, mortgage                                47      114       11
         Installment loans to individuals                    346      111       48
                                                        ---------  -------  ------
                   Total charge-offs                         475      266      191
                                                        ---------  -------  ------
Recoveries:
         Commercial, financial and agricultural               11        1       62
         Real estate, construction and land development                          1
         Real estate, mortgage                                 4
         Installment loans to individuals                     40       14       11
                                                        ---------  -------  ------
                   Total recoveries                           55       15       74
                                                        ---------  -------  ------
                   Net charge-offs                           420      251      117
                                                        ---------  -------  ------
Provision for loan losses                                    620      526      266
                                                        ---------  -------  ------
Allowance acquired in branch purchases                                          71
                                                        ---------  -------  ------
Ending balance                                            $1,400   $1,200   $  925
                                                        =========  =======  ======
Ratio of net charge-offs during the period to average loans
    outstanding during the period                            .5%      .3%      .2%
                                                       ========== ======== =======


The Bank maintains, through its provision, an allowance for loan losses believed by management to be adequate to absorb potential credit losses inherent in the portfolio. The $93,700 increase in the provision for loan losses in 1996 compared to 1995 was primarily a result of increased loan volume and increased net loan charge-offs. The allowance for loan losses was 1.46% of year-end loans in 1996 and 1995.

                                          Management's Discussion and Analysis



                                    Allocation of the Allowance for Loan Losses

                                                (Amounts in Thousands)



The following table sets forth the allocation of the allowance for loan losses by category at December 31, 1996, 1995 and 1994.





                                                        1996                 1995              1994
                                                 ------------------   -----------------    ----------------
                                                            Percent of          Percent of            Percent of
                                                              Total               Total                Total
                                                  Amount      Loans   Amount      Loans    Amount      Loans
                                                ---------   --------  -------    --------  -------   -------

Balance at end of period
         applicable to:
                  Commercial, financial
                           and agricultural         $25        11.6% $   62       15.2% $   29       13.7%
                  Real estate construction
                           and land development                 6.2                2.2                3.6
                  Real estate, mortgage               72       27.8     150       33.0      43       28.0
                  Real estate, home equity            15        8.8       7        8.6      50        9.7
                  Nonfarm, nonresidential             67       13.6     104       14.4     153       18.2
                  Installment loans to
                     individuals                      54       31.6      57       26.3      26       26.4
                  Other                                         0.4      22        0.3                1.4
                  Unallocated                      1,167        N/A     798        N/A     624        N/A
                                                 -------    -------- ------      -----  ------     -------
                             Total                $1,400      100.0% $1,200      100.0% $  925      100.0%
                                                 =======    ======== ======      =====  ======     =======



Securities and Federal Funds Sold

At the end of 1996, securities available for sale totaled $11,543,627, at estimated market value, and held for maturity totaled $13,940,363, at cost. Federal funds sold totaled $4,510,000. During 1996, securities and federal funds sold averaged $28,095,033. At December 31, 1995, securities available for sale totaled $18,894,169, at estimated market value, held for maturity totaled $8,959,242, at cost, and federal funds were $670,000. The following is a detailed analysis of securities.

                                       Management's Discussion and Analysis

                                                   Securities
                                                Available for Sale
                                              (Amounts in Thousands)





                                Amortized Cost at December 31, 1996
                            ------------------------------------------
                                               Due      Due
                                              after    after
                            Due One          1 Year   5 Years      Due               Estimated   Average
                             Year           through   through     after                Market   Maturity
                            or Less          5 Years  10 Years  10 Years Total        Value      in Years
                         -----------     ------------ -------- --------- -----     ------------ ----------


U.S. treasury securities  $   7,499       $   3,469                      $10,968     $ 10,997       .74
FHLB stock**                    547                                          547          547        N/A
                          ----------      ---------                      --------    ---------      ------

                  Total   $   8,046         $ 3,469                      $11,515        $11,515      .74
                          ==========      =========                      =========   ==========     =======



Weighted average yields:
  U.S. treasury securities     5.84%          5.90%                         5.86%
  FHLB stock**                 7.25%                                        7.25%

                  Total        5.93%          5.90%                         5.92%






                                               Held to Maturity
                                            (Amounts in Thousands)



                                      Amortized Cost at December 31, 1996
                                 ------------------------------------------
                                              Due       Due
                                            after     after
                                  Due One   1 Year    5 Years    Due             Estimated       Average
                                    Year    through   through   after             Market         Maturity
                                   or Less  5 Years  10 Years  10 Years  Total    Value         in Years
                                  -------- --------  --------  --------  ------  -----------    ---------
U.S. treasury securities           $1,991   $11,949                     $13,940   $13,979          1.53
                                  ========  =======                     =======   =======          =====

Weighted average yields:
         U.S. treasury securities   6.33%      5.80%                       5.87%



** No contractual maturity.

Management's Discussion and Analysis



                                                         Securities

                                                       Available for Sale

                                                    (Amounts in Thousands)




                                     Amortized Cost at December 31, 1995
                                    --------------------------------------

                                                      Due       Due
                                                      after    after
                                      Due One        1 Year   5 Years      Due                     Estimated       Average
                                        Year         through   through      after                   Market         Maturity
                                      or Less         5 Years  10 Years   10 Years      Total        Value         in Years
                                    ------------  ----------- ---------  ----------    -------     ----------  --------------


U.S. treasury securities             $   10,512    $   7,980                           $18,492       $18,601         1.07
FHLB stock**                                293                                            293           293          N/A
                                     -----------  ----------                          ---------      -------        ------
    Total                            $   10,805    $   7,980                           $18,785       $18,894         1.07
                                     ===========  ==========                          =========      =======
Weighted average yields:
          U.S. treasury securities         5.35%        5.99%                           5.63%
FHLB stock**                               7.25%                                        7.25
        Total                              5.40%        5.99%                           5.66 %






                                         Held to Maturity
                                    (Amounts in Thousands)





                                         Amortized Cost at December 31, 1995
                                  -----------------------------------------------------
                                                Due       Due
                                                after    after
                                   Due One     1 Year   5 Years       Due                Estimated   Average
                                    Year       through   through      after              Market      Maturity
                                   or Less     5 Years   10 Years    10 Years     Total  Value       in Years
                                 ---------   ---------- --------- ------------   ------- -------   -------------
U.S. treasury securities                       $8,959                             $8,959  $9,015        2.35
Weighted average yields:
         U.S. treasury securities                5.73%                             5.73%









** No contractual maturity.

Management's Discussion and Analysis



The Bank's investment strategy is to maximize the yield on the securities portfolio subject to risk and liquidity considerations. Management of the maturity of the portfolio is necessary to provide adequate liquidity and to control interest rate and credit risk.



Deposits



At the close of 1996, total deposits were $114,640,708. Savings and demand deposits were $34,072,754, time deposits under $100,000 were $62,649,160 and large denomination time deposits were $17,918,794. This represents an increase in total deposits from 1995 of $14,262,464 or 14%, in savings and demand deposits an increase of $3,650,635 or 12%, in time deposits under $100,000 an increase of $3,802,318 or 6% and large denomination time deposits an increase of $6,809,511 or 61%.



Management faces an ongoing challenge in attracting new deposits as competition from both financial and nonfinancial institutions continues to increase. We continually evaluate the product offerings against those of competitors to determine the need to enhance or add to the services currently being provided.



The Bank does not solicit brokered deposits and virtually all of its deposits are generated from its local market area. Shown below is maturity information relating to certificates of deposit of $100,000 or more as of December 31, 1996.



                                         Large Time Deposit Maturities

                               Analysis of time deposits of $100,000 or more

                                         (Amounts in Thousands)





Remaining maturity of three months or less        $ 2,590

Remaining maturity over three through 12 months     3,141

Remaining maturity over 12 months                  12,188
                                                ---------

Total time deposits of $100,000 or more           $17,919
                                                =========



Capital



The adequacy of capital is reviewed regularly, in light of current plans and economic conditions, to ensure that sufficient capital is available for current and future needs, to minimize the Bank's cost of capital and to assure compliance with regulatory requirements.



At December 31, 1996, the Bank had 1,066,022 shares of common stock outstanding which was held by 1,112 shareholders.

Management's Discussion and Analysis



ASSET AND LIABILITY MANAGEMENT



The largest component of the Bank's earnings is net interest income, which can fluctuate widely when significant interest rate movements occur. The management team is responsible for minimizing the Bank's exposure to interest rate risk and assuring an adequate level of liquidity. This is accomplished by developing objectives, goals and strategies designed to enhance profitability and performance.



Rate-sensitivity management limits interest rate risk by controlling the mix and maturity of assets and liabilities. Management regularly reviews the Bank's sensitivity position and evaluates alternative sources and uses of funds as well as changes in external factors. Various methods are used to achieve and maintain the desired rate-sensitivity position, including the sale or purchase of assets and product pricing.



In order to ensure that sufficient funds are available for loan growth and deposit withdrawals, as well as to provide for general needs, the Bank must maintain an adequate level of liquidity. Both assets and liabilities provide sources of liquidity. Asset liquidity comes from the Bank's ability to convert short-term investments into cash and from the maturity and repayment of loans and investment securities. Liability liquidity is provided by the Bank's ability to attract deposits. The primary source of liability liquidity is the Bank's customer base which provides core deposit growth. The over all liquidity position of the Bank is closely monitored and evaluated regularly. Management believes the Bank's liquidity sources at December 31, 1996, are adequate to meet its operating needs.





EFFECT OF CHANGING PRICES



The results of operations and financial conditions presented in this report are based on historical cost information, and are unadjusted for the effects of inflation.



Since the assets and liabilities of banks are primarily monetary in nature (payable in fixed, determinable amounts) the performance of a bank is affected more by changes in interest rate than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.



While the effect of inflation on banks is normally not as significant as its influence on those businesses which have large investments in plant and inventories, it does have an effect during periods of high inflation. During periods of high inflation there is normally corresponding increases in the money supply and as a result, banks normally experience above-average growth in assets, loans and deposits. Also, increases in the price of goods and services generally will result in increased operating expenses.

Management's Discussion and Analysis



Inflation has not been a significant factor in the bank's operations to date as the inflation rate has been moderate since its inception.



Key Financial Ratios*



                          1996       1995       1994



Return on assets          .97%      1.19%       .65%

Return on equity        10.31      15.92       7.55

Equity to assets         9.43       7.45       8.61



*Ratios are computed on average balances

                                                    (logo)


                 (This page intentionally blank.)

(logo)   Directors

                   (photo)                          (photo)
                 Charles F. Harry, III          John J. Godbold, Jr.
                Carolina State Bank              Carolina State Bank
                   Chairman                 President & Chief Executive Officer
              Grover Industries, Inc.
                    President


    (photo)                          (photo)                   (photo)
Dennis A. Beam, Jr.             T. Carl Dedmon             Dr. B. Thomas Ellis
D.A. Beam Enterprises            N/S Carolina          B. Thomas Ellis, DDS, PA
   President                Storage Systems, Inc.               President
                                 President

    (photo)                          (photo)                   (photo)
Joe B. Godfrey, M.D.            Larry D. Hamrick, Sr.     Millie Keeter-Spangler
Physician, Family Practice    Warlick & Hamrick Associates  Keeter Motors, Inc.
                              Insurance and Real Estate    Customer Satisfaction
                                 Secretary/Treasurer              Manager

    (photo)                          (photo)                   (photo)
Charles F. Mauney                Charles W. Rhoden, Jr.     James M. Rose, Sr.
Mauney Hosiery Mills, Inc.     Rhoden Enterprises, Inc.  Leasing Services, Inc.
Executive Vice President             President                   President

                                                           (logo)


Advisory Boards



Boiling Springs Office

Gilmer "Gil" W. Blackburn                      Barbara B. Greene
Carl B. "Bud" Brooks                           Clifford "Bud" E. Hamrick, Jr.
Patricia "Gail" D. Daves                       G.H. Walton, II

Forest City Office

Stephen L. Bennett                             Marion C. Michalove
Samuel E. Blanton                              Jerry R. Morrow
Harry E. Harrelson                             Timothy J. Ridenhour
Carol Baynard Lamb

Kings Mountain Office

Thomas G. Brooks, Sr.                          William "Jack" J. Herndon
Joyce F. Cashion                               Kyle F. Smith
Clayward "Mickey" C. Corry, Jr.                Denese R. Stallings

Shelby Office

David M. Beam                                  Lawrence H. Pearson, MD
Gary A. Boggs                                  James E. Putnam
Thomas A. Branton                              Harold L. Ramseur
Robert M. Gold                                 Ralph R. Spangler
Robin W. Hendrick                              David W. White

(logo)   Officers


E. Stephen Costner               Earl H. Lutz, Jr.         Linda Ritter
Vice President                   Senior Vice President     Vice President
                                 Senior Lending Officer    Human Resources

John J. Godbold, Jr.             M. Jay Rhodes, Jr.        Tammy D. Scruggs
President & Chief                Senior Vice President     Vice President
Executive Officer                Area Executive            Operations


Robert J. Jurek
Senior Vice President
Chief Financial Officer

Employees

Angela M. Atchley          Beth M. Hensley               Marilyn T. Odom
Administration Services    Loan Assistant                Mortgage Loan Processor
Assistant

Diane C. Baker             M. Lynn Hicks                 Micki M. Padgett
Teller                     Head Teller                   Teller

Kati W. Beaver             Angela L. Howell              Jodi E. Parker
Boiling Springs Office     Senior Loan Administration    Senior Customer Satisfaction
Manager                    Assistant                     Representative

Leah P. Berry              Rhonda D. Hoyle               Elaine G. Phifer
Senior Account             Customer Service Coordinator  Teller
Representative

Patricia H. Blackwell      Cathy A. Hunt                 Janet M. Philbeck
Loan Administrator         Senior Loan Assistant         Teller

Elizabeth T. Blanton       Dawn R. Hutchins              Patricia A. Phillips
Senior Account             Teller Trainee                Teller
Representative

Lee Ann Bridges            Cathi L. Johnson              Beverly H. Quinn
Teller                     Asset Based Lending           Senior Teller
                           Assistant

Lisa P. Bryant             Jill S. Johnson               Angela T. Ramsey
Senior Loan Assistant      Mortgage Loan Manager         Teller

Brenda S. Cobb             Missy E. Lail                 Denise W. Rankin
Loan Assistant             Loan Administration           Special Assets
                           Assistant                     Administrator

Cathy M. Creswell          Cheryl M. Leu                 Jane W. Sarratt
Support Staff              Administration Services       Account Representative
                           Assistant

Tammy E. Darnell           Barbara A. Liles              Debbie D. Smith
Customer Satisfaction      Teller                        Head Teller
Representative

Karla H. Dawkins           Victoria M. Logan             Gilbert S. Smith
Senior Account             Senior Account                Courier
Representative             Representative

Geni C. Earley             Rebecca C. Marlowe            Roxie S. Trammell
Head Teller                Teller                        Account Representative

Ronnie L. Franks           Linda H. Marsh                Matthew J. Triplett
Director of Personal       Retail Lender                 Senior Loan Assistant
Investments

Susan A. Gibson            Phyllis D. McFee              M. Ted Upton
Customer Satisfaction      Customer Satisfaction         Courier
Representative             Representative

Wanda C. Goforth           Shannon N. Mitchell           Sarah A. Vanhoy
Financial Accounting       Teller                        Senior Account
Assistant                                                Representative

Amy L. Gray                Anissa J. Moore               Kimberly J. Wertheimer
Customer Satisfaction      Head Teller                   Shelby Office Manager
Representative

JoAnn J. Hall              Jody R. Murray                Tracy G. Williams
Kings Mountain Office      Teller Trainee                Teller
Manager

Jolene S. Hefner                                         Sheryl W. York
Teller                                                   Teller


SHAREHOLDER INFORMATION                                  [graphic appears here]

ANNUAL MEETING

The annual meeting of the shareholders of Carolina State Bank will be held on Tuesday, April 15, 1997, at Aldersgate United Methodist Church, Epworth Building, 1207 W. Dixon Blvd., Shelby, North Carolina at 7:00 PM. All shareholders are cordially invited to attend.

STOCK TRANSFER AGENT AND REGISTAR

First Citizens Bank
2917 Highwoods Blvd.
Raleigh, North Carolina 27604

LEGAL COUNSEL

Alfred P. Carlton, Jr., Esquire
Sanford Holshouser Law Firm
234 Fayetteville Street, Suite 100
P.O. Box 2447
Raleigh, North Carolina 27602

INDEPENDENT AUDITORS

Coopers & Lybrand L.L.P.
NationsBank Corporate Center
100 N. Tryon St., Suite 3400
Charlotte, North Carolina 28202

ANNUAL REPORT TO FDIC AVAILABLE TO SHAREHOLDERS

A copy of Carolina State Bank's Annual Report Pursuant To Section 13 of
The Securities Exchange Act of 1934 (Form F-2) may be obtained, without charge, by writing to
Robert J. Jurek, Senior Vice President
Carolina State Bank
P.O. Box 340
Shelby, North Carolina 28151-0340

Member: Federal Deposit Insurance Corporation

[Logo] Equal Housing Lender

(This statement has not be reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.)

[Logo]

MAKE A DIFFERENCE IN THE GROWTH
OF YOUR INVESTMENT IN CAROLINA STATE BANK

HERE'S WHAT YOU CAN DO...

o Do all of your personal banking with Carolina State Bank. Ask your friends and acquaintances to do likewise.

o Make sure that all companies with which you have substantial influence give Carolina State Bank an opportunity to be of service.

o Any club, lodge, church or other non-profit organizations that you are a member of should be banking with Carolina State Bank to save the organization money. Ask if they are.

o On behalf of Carolina State Bank, solicit business from political subdivisions, school accounts, and other organizations.

o Watch for opportunities for Carolina State Bank to obtain business. Do you know of a company that is interested in a new banking relationship-or a new company moving to our area - or a new building project? Let Carolina State Bank's management know of this opportunity.

o Keep informed of the progress of the bank. Review its reports. Advise our management if you wish to recommend a change in policy.

o Let people know that you are a shareholder in Carolina State Bank, and that you are proud to be part owner of this financial institution.

o Remember, the more you do to build business for Carolina State Bank, the greater your chances are of increasing the value of your investment as a shareholder.

[Logo]  Carolina State
        BANK

        128 North Main Street
        Boiling Springs, North Carolina 28017

        152 West Main Street
        Forest City, North Carolina 28043

        114 East Gold Street
        Kings Mountain, North Carolina 28086

        316 South Lafayette Street
        Shelby, North Carolina 28150

                          CAROLINA STATE BANK
                        316 SOUTH LAFAYETTE STREET
                       SHELBY, NORTH CAROLINA 28150
                        TELEPHONE: (704) 480-4444





                                 PROXY STATEMENT



                                 ANNUAL MEETING

         The Board of Directors (the "Board") of Carolina State Bank (the "Bank"), the principal executive offices of which are located at 316 South Lafayette Street, Shelby, Cleveland County, North Carolina 28150, hereby solicits your appointment of proxy, in the form enclosed with this statement, for use at the Annual Meeting of Shareholders to be held at 7:00 p.m., local time, on Tuesday, April 15, 1997, at the Aldersgate United Methodist Church, Epworth Building, 1207 West Dixon Boulevard, Shelby, Cleveland County, North Carolina, or at any adjournment thereof, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. The Board has fixed the close of business on March 18, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Included with these proxy materials is the Bank's 1996 Annual Report to Shareholders.


                         VOTING OF APPOINTMENTS OF PROXY

         Shares can be voted at the meeting only if the shareholder is represented by proxy or present in person. The persons named as proxies in the enclosed appointment of proxy, who are referred to herein as the Proxy Committee, are Joe B. Godfrey, M.D. and Larry D. Hamrick, Sr. (the "Proxies"), whom the Board has designated as management Proxies. When appointments of proxy in the enclosed form are returned, properly executed and in time for the meeting, the shares represented thereby will be voted at the meeting. A shareholder giving an appointment of proxy in the accompanying form may revoke the appointment at any time prior to the actual voting by notifying the Bank's Secretary in writing, or by executing another appointment of proxy bearing a later date and filing it with the Secretary (Millie Keeter-Spangler, Secretary, Carolina State Bank, 316 South Lafayette Street, Shelby, North Carolina 28150). In addition, if a shareholder attends the meeting in person, the shareholder may vote his or her shares without returning the enclosed appointment of proxy, and if the shareholder has returned the appointment of proxy, the shareholder may nevertheless attend the meeting and, after notifying the Secretary of his or her preference, vote in person, in which case the returned appointment of proxy will be disregarded.

         Each appointment of proxy returned to the Bank will be voted in accordance with the instructions indicated thereon. Unless otherwise instructed, the persons named as Proxies may, in their discretion, distribute cumulative votes unequally among those nominees for director for whom the shareholder has indicated the shares should be voted. See "Election of Directors." If no directions are given, the appointment of proxy will be voted FOR the three nominees for director (or as noted above, in the case of cumulative voting) and in accordance with the best judgement of the Proxies as to other matters that may properly come before the meeting.

                            EXPENSES OF SOLICITATION

                  In addition to solicitation by mail, the Bank's directors, officers and regular employees may solicit appointments of proxy in person or by telephone. The Bank will bear the cost of solicitation. Brokerage houses, nominees, custodians, and fiduciaries are requested to forward these proxy soliciting materials to the beneficial owners of the Bank's stock held of record by such persons, and the Bank will reimburse their reasonable expenses in this regard. The Bank anticipates mailing this Proxy Statement on or about March 28, 1997.

                     OUTSTANDING STOCK AND VOTING PROCEDURE

         At the close of business on January 31, 1997, there were 1,066,022 shares of the Bank's common stock (sometimes referred to herein as the "Shares") issued and outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote for each matter submitted for a vote and, in the election of directors, for each director to be elected. In the election of directors, the three nominees receiving the highest number of votes will be elected. Any Shares not voted (whether by abstentions, broker nonvotes or otherwise) will have no effect on the vote.

         Under the North Carolina Business Corporation Act, in connection with the election of directors where the shareholders have the right to vote cumulatively, as do the shareholders of the Bank, shareholders have cumulative voting rights only if a shareholder or proxyholder shall announce at open meeting, before the voting for directors commences, an intention to vote cumulatively. Otherwise, there shall be no cumulative voting. Under cumulative voting, a shareholder may cast a number of votes equal to the number of directors being elected multiplied by the number of Shares held by such shareholder, and such votes may be cast for one nominee or spread among the nominees. For a discussion of the discretionary authority solicited by the Proxy Committee if cumulative voting is invoked, see "Election of Directors."

                                     QUORUM

         The Bank's Bylaws provide that the holders of a majority of the Bank's outstanding Shares, represented in person or by proxy, shall constitute a quorum at the Annual Meeting, and that if there is no quorum present at the opening of the Meeting, the Annual Meeting may be adjourned from time to time by the vote of a majority of the Shares voting on the motion to adjourn.

                       BENEFICIAL OWNERSHIP OF SECURITIES

         To the Bank's knowledge, as of January 31, 1997, only two shareholders owned more than five percent of the Shares. The following table sets forth certain information as to this shareholder:

                                            SHARES                 PERCENT OF
         SHAREHOLDER'S NAME                 CURRENTLY             COMMON STOCK
         AND ADDRESS                        OWNED(1)                OWNED(2)
         ------------------                 ---------             ------------

         T. Carl Dedmon                     86,285                     8.10%
         N/S Carolina Storage
         Post Office Box 1146
         Shelby, NC  28151

         John J. Godbold, Jr.               58,374                     5.23%
         Carolina State Bank
         316 South Lafayette Street
         Shelby, North Carolina  28150

        (1) For Mr. Dedmon, this column includes 51,833 Shares which he indicates that he has shared voting and investment power. For Mr. Godbold, this column includes options and warrants to purchase 48,000 Shares which he indicates are immediately exercisable.

         (2) The ownership percentages were calculated based on the total of 1,066,022 Shares outstanding plus the number of Shares capable of being issued to that individual (if any) upon the exercise of stock options and warrants held by each (if any).

         The following table shows, as of January 31, 1996, the number of Shares and other Bank securities owned by each director and by all directors and principal officers of the Bank as a group:

                                        SHARES             PERCENT OF
NAME OF                                CURRENTLY         COMMON STOCK
BENEFICIAL OWNER(1)                     OWNED(2)           OWNED(3)

Dennis A. Beam, Jr.                      27,700             2.60%

T. Carl Dedmon                           86,285             8.10%

Dr. B. Thomas Ellis                      27,925             2.62%

Joe B. Godfrey, M.D.                      1,720             0.16%

Larry D. Hamrick, Sr.                    11,605             1.09%

Charles F. Harry, III                    43,114             4.04%

Charles F. Mauney                        13,000             1.22%

Charles W. Rhoden, Jr.                   25,150             2.36%

James M. Rose, Sr.                       34,781             3.26%

Millie Keeter-Spangler                    6,556             0.61%

John J. Godbold, Jr.                     58,374             5.23%

All Directors and                       361,550            31.97%
 Principal
Officers as a Group
 (14 persons)



            (1) All directors are residents of Cleveland County, North Carolina, except Dr. Godfrey of Rutherford County, North Carolina and Mr. Rhoden of Charleston County, South Carolina.

            (2) To the Bank's knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following Shares which the individual indicates that he or she shares voting and/or investment power: Mr. Beam - 450 Shares; Mr. Dedmon - 51,833 Shares; Mr. Hamrick - 850 Shares; Mr. Harry -10,000 Shares; Mr. Mauney - 1,000 Shares; Mr. Rhoden - 11,778 Shares; Mr. Rose - 2,084 Shares; Ms. Keeter-Spangler - 4,280 Shares; and directors and principal officers as a group - 83,025 Shares. This column includes options and warrants to purchase the Shares which the individual indicates are immediately exercisable: Mr. Godbold - 48,000; all principal officers and directors as a group - 64,800.

             (3) The ownership percentages were calculated based on the total of 1,066,022 Shares outstanding plus the number of Shares capable of being issued to that individual (if any) and to the group as a whole upon the exercise of stock options and warrants held by each (if any) and by the group as a whole, respectively.

                         PROPOSAL: ELECTION OF DIRECTORS

             Under the Bank's Charter and Bylaws, the number of directors shall be such number as the Board determines from time to time prior to each Annual Meeting of Shareholders at which directors are to be elected, such number to be not less than nine nor more than thirty. The Board, by resolution, has fixed the number of directors at eleven, with three to be elected at this Annual Meeting to serve a three year term until the 2000 Annual Meeting of Shareholders or until their successors are elected and qualified. The Board has nominated three current Board members for re-election. The Board members nominated for re-election have served as directors of the Bank since the Bank's incorporation on November 13, 1990. The three nominees receiving the highest number of votes will be elected.

             The Bank's Charter and Bylaws provide that the Board shall be divided into three classes, each containing as nearly equal a number of directors as possible, each elected to staggered three-year terms of office and thereafter directors elected to succeed those directors in each class shall be elected for a term of office of three years.

             In the absence of any contrary specification (and except as noted below), the Proxy Committee will vote for the election of the three nominees listed below as Class III Directors by casting an equal number of votes for each nominee. If, at or before the meeting time, any of the nominees listed below has become unavailable for any reason, the Proxy Committee has the discretion to vote for a substitute nominee. Management currently has no reason to anticipate that any nominee or nominees listed below will become unavailable. If any shareholder announces his or her intention to vote his or her Shares on a cumulative basis, as described above, the Proxy Committee may, in its discretion, vote the Shares to which such appointment of proxy relates on a basis other than equally for any of the nominees and for less than all such nominees, and in such event the Proxy Committee shall cast such votes in a manner that would tend to elect the greatest number of nominees (or any substitutes therefor in the case of unavailability) as the number of votes cast by them would permit. The Proxy Committee will not cast votes for more than three nominees for Class III Directors.

             Listed below are the names of the nominees for election as Class III Directors, together with their ages at December 31, 1996, and their principal occupations during the past five years.


        NAME AND AGE                PRINCIPAL OCCUPATION OVER LAST FIVE YEARS


B. Thomas Ellis, D.D.S., 55        President, B. Thomas Ellis, D.D.S., P.A.
                                  (General Dentistry)

Charles F. Mauney, 62              Executive Vice President, Mauney Hosiery
                                   Mills, Inc. (Textile Manufacturing)

Millie Keeter-Spangler, 45         Customer Satisfaction Manager, Keeter Motors
                                   , Inc. (Automobile Dealership); also,
                                   self-employed golf professional


             THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

                             MANAGEMENT OF THE BANK

             The following table shows the names, ages at December 31, 1996, and principal occupations during the past five years of the Bank's Class I and Class II Directors. Other than Dr. Godfrey, who was first elected in 1996, each such person has served as a director of the Bank since the Bank's incorporation on November 13, 1990.

                  LISTED BELOW ARE THE FOUR PERSONS ELECTED
              AT THE 1995 ANNUAL MEETING OF SHAREHOLDERS AS CLASS I DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 1998

      NAME AND AGE                   PRINCIPAL OCCUPATION OVER LAST FIVE YEARS

T. Carl Dedmon, 68                 President, N/S Carolina Storage Systems, Inc.
                                  (Potable/Wastewater Storage Tanks)

John J. Godbold, Jr., 55           President and Chief Executive Officer,
                                   Carolina State Bank

Charles W. Rhoden, Jr., 52         President, Rhoden Enterprises, Inc.
                                   (1976-present); President, Charles
                                   Towne Stained Glass (1995-present);
                                   Pharmacist, Eckerd Drugs (1976-1995)

James M. Rose, Sr., 66             Owner and President, Leasing Services, Inc.
                                   (Commercial Equipment and Vehicle Leasing)


                 LISTED BELOW ARE THE FOUR PERSONS ELECTED
                AT THE 1996 ANNUAL MEETING OF SHAREHOLDERS AS
        CLASS II DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 1999


        NAME AND AGE                  PRINCIPAL OCCUPATION OVER LAST FIVE YEARS

Dennis A. Beam, Jr., 60      President, Temp-Vent Corp.(Equipment Manufacturing)

Larry D. Hamrick, Sr., 65    Co-owner, Warlick & Hamrick Associates
                             (Insurance & Real Estate Agency)

Charles F. Harry, III, 60    President, Grover Industries, Inc. (Textile
                             Manufacturing)

Joe B. Godfrey, M.D., 60     Physician, Drs. England and Godfrey, P.A.
                             (Private medical practice)

             Other than Dr. Ellis and Mr. Harry, whose children are married, no director or principal officer is related to another director or officer. No director or nominee is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Act").

COMMITTEES OF THE BOARD OF DIRECTORS

             The Board has established the committees described below.

             Executive Committee. The Executive Committee, between Board meetings and subject to such limitations as may be required by law or imposed by Board resolution, may exercise all of the Board's authority. The Executive Committee also performs the functions of a nominating committee. The Executive Committee's nominating committee functions include, among other things, recommending annually to the Board the names of persons to be considered for nomination and election by the Bank's shareholders and, as necessary, recommending to the Board the names of persons to be elected to the Board to fill vacancies as they occur between annual meetings. In identifying prospects for the Board, the Committee will consider individuals recommended by shareholders. Names and resumes of nominees should be forwarded to the Corporate Secretary who will submit them to the Executive Committee for consideration. The Executive Committee held fourteen meetings during 1996.
The Executive Committee presently consists of the entire Board.

             Audit Committee. The Audit Committee is responsible for insuring that the Board receives objective information regarding Bank policies, procedures and activities with respect to auditing, accounting, internal accounting controls, financial reporting, and such other Bank activities as the Board may direct. Subject to the Board's approval, the Audit Committee engages a qualified firm of certified public accountants to conduct such audit work as is necessary for this purpose. The Audit Committee held three meetings during 1996. Members of the Audit Committee are Messrs. Beam, Rose and Hamrick (Chairman).

             Building and Grounds Committee. The Building and Grounds Committee oversees the purchasing of Bank real estate and the construction and maintenance of Bank buildings. The Building and Grounds Committee held no meetings in 1996. Members of the Building and Grounds Committee are Messrs. Beam (Chairman), Mauney, Rhoden and Dedmon and Ms. Keeter-Spangler.

             Business Development Committee. The Business Development Committee, in conjunction with the Bank's other directors, officers and employees, reviews the Bank's business development efforts. The Business Development Committee held eleven meetings in 1996. Members of the Business Development Committee are Messrs. Godfrey (Chairman), Rhoden and Hamrick.

             Compensation Committee. The Compensation Committee reviews and recommends to the Board the annual compensation, including salary, stock option plans, incentive compensation and other benefits, for senior management and other Bank employees. The Compensation Committee held three meetings during 1996. Members of the Compensation Committee are Messrs. Mauney (Chairman), Ellis and Rose.

             Loan and Investment Committee. The Loan and Investment Committee reviews and approves loans and investments made by the Bank to insure that such loans and investments are in accordance with Bank policy set by the Board. The Loan and Investment Committee held twelve meetings in 1996. Members of the Loan and Investment Committee are Messrs. Dedmon (Chairman), Harry, Godbold, Mauney, and Rose.


BOARD ATTENDANCE AND FEES

             The Board held fourteen meetings in 1996.

             In 1996, each director attended at least 75% of the aggregate of the meetings of the Board and the total number of all meetings of committees of which he or she was a member, except for Mr. Rose. During 1996, the directors received $500 a month in fees for their service as directors provided they attended one Board meeting each month with one absence allowed.

BANK TRANSACTIONS WITH DIRECTORS AND OFFICERS

             The Bank has had, and expects to have in the future, banking transactions in the ordinary course of the Bank's business with directors, principal officers and their associates. During 1996, the largest aggregate outstanding amount of indebtedness from all directors and principal officers (and their associates) as a group at any one time was $2,670,956 (22.57% of the Bank's equity capital accounts at that time), and the aggregate amount outstanding as of December 31, 1996, was $2,477,803 (20.12% of the Bank's equity capital accounts at that time).

             All transactions with directors, principal officers and their associates were made in the ordinary course of the Bank's business, on substantially the same terms, including (in the case of loans) interest rates, collateral and repayment terms, as those prevailing at the same time for other comparable transactions, and have not involved more than normal risks of collectibility or presented other unfavorable features.


EXECUTIVE COMPENSATION

             The cash and cash equivalent compensation paid by the Bank during the fiscal years ended December 31, 1994, 1995 and 1996 to its chief executive officer is shown below. Certain tables that are inapplicable are omitted.

                                   ANNUAL COMPENSATION

                                                      OTHER
                                                      ANNUAL          ALL OTHER
NAME AND                           SALARY   BONUS    COMPENSATION  COMPENSATION
PRINCIPAL POSITION         YEAR    ($)      ($)         ($)(1)            ($)(2)
------------------         ----    ---      ---        ------            ------

JOHN J. GODBOLD, JR.       1996    112,365  30,887      -0-              85,627
PRESIDENT AND CHIEF        1995    109,292  13,026      -0-              79,886
EXECUTIVE OFFICER          1994    105,092   2,000      -0-              90,150


(1) The value of non-cash compensation paid to the chief executive officer of the Bank during the fiscal years disclosed did not exceed 10% of his cash compensation.

 (2) Consists entirely of the amount accrued for the payment of salary continuation under the chief executive officer's Employment Agreement. See "- Employment Agreement" below.

No options to purchase the Shares were granted to the chief executive officer during 1996. The following table contains information with respect to stock options to purchase 28,000 Shares and warrants to purchase 20,000 Shares of the chief executive officer during 1996.


 AGGREGATED OPTION EXERCISES IN 1996 AND DECEMBER 31, 1996, OPTION AND WARRANT VALUES

                                                                                       VALUE OF UNEXERCISED
                                                         NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                   SHARES                                OPTIONS AND WARRANTS          AND WARRANTS
                   ACQUIRED ON     VALUE AT              AT DECEMBER 31,1996(#)        AT DECEMBER 31,1996(1)
                   EXERCISE(#)     REALIZED($)           EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
NAME
----
JOHN J.
GODBOLD, JR.        -0-               -0-                  48,000       -0-              $192,000         -0-
_____________________

(1) Value represents the difference between the fair market value and the exercise price for the unexercised options and warrants at December 31, 1996.

EMPLOYMENT AGREEMENT

             The Bank is a party to an employment contract with John J. Godbold, Jr., President and Chief Executive Officer of the Bank. The initial employment term under Mr. Godbold's contract extended through November 13, 1995, and the term automatically renews for a five-year period at the expiration of each year of employment, unless sooner terminated pursuant to the contract or if at least 12 months' notice is given by either party. No such notice has been given by either such party. In addition, Mr. Godbold has the option to terminate the contract upon sixty days' written notice to the Bank.

             The contract calls for Mr. Godbold to receive an annual cash salary, with annual adjustments as determined by the Board. Mr. Godbold's compensation pursuant to the contract for 1997 has been established by the Board at $117,237. The cash compensation paid to Mr. Godbold pursuant to the contract in 1996 is set forth in the section above entitled "Executive Cash Compensation". Under the contract, Mr. Godbold also is entitled to salary continuation in the amount of $100,000 per year for ten years upon retirement at age 65 (or death). The salary continuation amount is fully earned at December 31, 1997, or upon permanent disability prior to December 31, 1997, and is fully payable at retirement at age 65 (or death).

             Under the contract, Mr. Godbold is entitled to all fringe benefits which are generally provided by the Bank for its employees. Mr. Godbold is also entitled to certain vacation and health, disability and life insurance benefits pursuant to his contract.

             Pursuant to his contract and in connection with the Bank's organization, incorporation and commencement of doing business, the Bank issued 20,000 special management warrants to Mr. Godbold. These warrants allow him to purchase up to 20,000 additional Shares at a price of $11.00 per share. These warrants became exercisable on November 13, 1996, and expire five years thereafter.

             As described below, he is also entitled under his contract to certain benefits in the event of a change-in- control of the Bank.

TERMINATION IN THE EVENT OF A CHANGE IN CONTROL

             Mr. Godbold's employment contract provides for certain payments to him upon any change of "control" of the Bank. "Control" is defined under the contract to have the meaning set forth in 12 CFR ss. 225.2(e)(1), and includes any change resulting in the Bank's (A) being liquidated; (B) becoming a wholly-owned subsidiary of another financial institution; or, (C) operations being conducted as branches of another banking organization, regardless of the position Mr. Godbold may have with the resulting entity.

             Upon any such change in control, Mr. Godbold has the right to terminate his employment if he determines, in his sole discretion, that after such change in control he has not been assigned duties, responsibilities and status commensurate with his duties prior to such change of control, under terms and conditions satisfactory to him.

             Upon his termination of employment upon a change in control, whether voluntary or involuntary, the Bank has agreed to pay Mr. Godbold (1) an amount equal to two times his then-current annual salary, (2) an additional amount equal to his annual bonus (if any) received for the two previous years, and (3) a tax gross-up allowance that will serve to restore him to the same financial position after payment of all taxes. This compensation is payable, at Mr. Godbold's option, either by lump sum, payable within 30 days of such termination, or in not more than three annual installments, in amounts as directed by Mr. Godbold. The salary continuation amount under the Employment Agreement also becomes fully vested. The Bank also must continue Mr. Godbold's health care benefits for two years (or until he obtains equivalent health care benefits from another source, whichever occurs first).

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

             The Bank's independent certified public accountant for the year ended December 31, 1996, was Coopers & Lybrand. The Audit Committee will make a recommendation to the Board regarding selection of the independent certified public accountant for the year ended December 31, 1997, later this year. The Board will make a final selection based upon the recommendation by the Audit Committee. Representatives of Coopers & Lybrand will be present at the Annual Meeting with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

                                  ANNUAL REPORT

             In accordance with the regulations of the Federal Deposit Insurance Corporation ("FDIC"), information required to be included in the Bank's 1996 annual disclosure statement is contained in the Bank's 1996 annual report to shareholders for the year ended December 31, 1996, which accompanies this Proxy Statement. No part of the 1996 Annual Report shall be regarded as proxy-soliciting materials or as a communication by means of which any solicitation is being or is to be made.

             THE BANK WILL PROVIDE WITHOUT CHARGE A COPY OF THE BANK'S ANNUAL REPORT ON FORM F-2, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES, UPON WRITTEN REQUEST TO ROBERT J. JUREK, SENIOR VICE PRESIDENT, CAROLINA STATE BANK, 316 SOUTH LAFAYETTE STREET, SHELBY, NORTH CAROLINA 28150. THE BANK WILL FURNISH ANY EXHIBIT TO THE FORM F-2 UPON PAYMENT OF THE COST OF COPYING THE EXHIBIT.

                    DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

             For shareholder proposals to be considered for inclusion in the proxy materials for the Bank's next Annual Meeting, any such proposals must be received at the Bank's principal office (currently 316 South Lafayette Street, Shelby, North Carolina 28150) not later than December 31, 1997. The Board will review any shareholder proposal received by this date and will determine whether any such proposal should be included in its proxy solicitation materials. Proposals so presented may be excluded from the proxy solicitation materials if they fail to meet certain criteria established under the Act or related FDIC regulations. Shareholders are urged to submit any proposal by certified mail, return receipt requested.

                                  OTHER MATTERS

             Management knows of no other matters which will be brought before this meeting, but if any such matter is properly presented at the meeting or any adjournment thereof, the persons named in the enclosed form of appointment of proxy will vote in accordance with their best judgment.

                                         By order of the Board of Directors.



                                         JOHN J. GODBOLD, JR.
                                         President